EXHIBIT 23.5


                     CONSENT OF INDEPENDENT PUBLIC AUDITORS



        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Amendment No. 1 to Form S-2 (No. 33-87648) and related Prospectus of Thermo TerraTech Inc. for the registration of (i) warrants to purchase 700,500 shares of its common stock and (ii) the shares of common stock underlying such warrants, and to the incorporation by reference therein of our report dated February 28, 1995 with respect to the financial statements of RETEC/TETRA L.C. included in the Current Report on Form 8-K/A of Thermo TerraTech Inc. dated December 8, 1995 filed with the Securities and Exchange Commission.


                                           ERNST & YOUNG LLP



        Houston, Texas
        March 26, 1996